Exhibit 10.2

March 1st, 2004

To:	Richfirst Holdings Limited Room 2118 Hutchinson House, Harcourt Road Hong Kong

Dear Sirs,

Letter of Guarantee for Dagang Facility (Guarantee)

We refer to the Farmout Agreement between Richfirst Holdings Limited (CITIC), Ivanhoe Energy Inc. (Ivanhoe), Pan-China Resources Ltd (Pan-China) and Sunwing Energy Ltd dated 18 January 2004 (the FOA).

The FOA provides for CITIC to acquire a 40% interest in the Contractor’s Rights and Obligations (the CITIC Interest), being a 40% working interest in the Dagang oil project operated by Ivanhoe’s ultimate wholly-owned subsidiary company, Pan-China under the Petroleum Contract. Subject to the satisfaction of the conditions precedent in clause 4.2 of the FOA (the Conditions Precedent), which include obtaining necessary PRC Governmental Authority approvals in relation to the FOA, CITIC will pay to Pan-China US$20 million in consideration for the CITIC Interest (the Payment).

Pan-China has requested and CITIC has agreed that, prior to the satisfaction of the Conditions Precedent, CITIC make available financial accommodation to Pan-China of up to US$10 million (the Principal) under the loan agreement on or before the date of this Guarantee (the Loan Agreement). Under the terms of the Loan Agreement, CITIC may elect to apply the Principal outstanding on the date of Closing by way of set-off against the Payment under the FOA.

For value (including, at our request, your providing of continuing credit to Pan-China or not taking immediate action to enforce Pan-China’s obligations to you), we the undersigned, jointly and severally guarantee the due and punctual performance of all Pan-China’s obligations and payment of all amounts owing from time to time under the Loan Agreement (the Guaranteed Obligations.)

If for any reason (for example, but without limitation, lack of capacity or authority, Administration (as defined below) illegality, or inadequate or improper execution) you have limited or no legal right to enforce against Pan-China, or Pan-China is not bound by the Loan Agreement , any Guaranteed Obligations or what would otherwise have been Guaranteed Obligations, we will indemnify you and pay you the amount you would have been entitled to recover but for those circumstances.

This Guarantee is an unconditional, joint and several, continuing guarantee and indemnity and a principal and independent obligation. Our liability and your rights are not affected by anything which but for this paragraph might release or limit them wholly or partly. This includes (for example but without limitation) the following:

(i)	your failing to enforce, or varying or wholly or partially releasing the Guaranteed Obligations or any security or other guarantee or other arrangement, or giving any time to pay, waiver or other concessions;

(ii)	your failing to take any security for the Guaranteed Obligations or waiving any condition precedent;

(iii)	any change in the nature, membership or constitution of Pan-China or anyone else; or

(iv)	Pan-China or anyone else entering into any Administration (which includes bankruptcy, receivership, winding-up or any other form of administration).

We will make all payments under this Guarantee when you demand them, without deducting any amounts we may claim from you. We will pay in the currency demanded. If we fail to do so we will indemnify you in respect of any exchange loss. We will make all payments free of any taxes or withholdings. If either of us has to make such a deduction, the amount that must be paid is to be increased so you receive the same amount you would have received had no deduction been made. A written statement by one of your authorised representatives as to what is due under this Guarantee is sufficient evidence unless it is proved wrong.

We will pay on demand interest on all amounts payable under this Guarantee at the applicable rate for payment of interest on Principal under the Loan Agreement from the date of your demand under this Guarantee until payment;

Any money paid to you to reduce Pan-China’s debt to you may be used to pay off any part of Pan-China’s debts which you choose. If either of us have any money in any account with you, you may use it to pay money which we owe to you under this Guarantee, but you need not do so.

If Pan-China or anyone else enters into Administration and you receive any money as a result of making a claim or for any other reason, you may set that money aside and not use it to pay the Guaranteed Obligations until you have received enough to pay all of the Guaranteed Obligations. Until that happens we are each fully liable for the Guaranteed Obligations as if you had not received the money.

If for any reason (for example a law about Administration, trusts, or directors’ duties) you have to refund or give up any money which you recover in relation to the Guaranteed Obligations, we owe you all money which we would have owed had the amount refunded or given up never been paid or received. We will do everything we can to restore to you any rights which you had before you received the money you later had to refund or give up.

This Guarantee is governed by the laws of Hong Kong. We accept the non-exclusive jurisdiction of the courts having jurisdiction there.

We confirm that this Guarantee has been properly authorised by all internal rules and procedures and laws binding on us and is issued for our corporate benefit and does not conflict with any agreement, rule or law to which we are subject.

This Guarantee may be signed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

Definitions defined in the Loan Agreement apply in this Guarantee unless the context requires otherwise or the relevant term is defined in this Guarantee.

Yours faithfully

IVANHOE ENERGY INC

“Patrick Chua"

                    Authorised Signatory

Dated:

SUNWING ENERGY LTD.

“Patrick Chua"

                    Authorised Signatory

Dated: